Exhibit 10.15

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

February 24, 2005

Masimo Corporation

40 Parker

Irvine CA 92618

Attention:	Kathy Spain, Buyer; and
Gary Waite, VP Manufacturing

RE:	Purchase Agreement between Masimo Corporation and Seller, dated July 26, 2001 (the “Agreement”)

Dear Ms. Spain & Mr. Waite:

As you may know, Varian, Inc. (“Varian”) and Jabil Circuit, Inc. (“Jabil”) have signed a definitive agreement under which Jabil will acquire Varian’s Electronic Manufacturing business (the “Transaction”). Jabil is a global leader in the electronics manufacturing services sector. The Transaction is expected to close in March, 2005. We’re very excited about joining the Jabil team while continuing to provide. the customer focused service you have grown to expect from us.

As may be required under the Agreement, this letter serves as a notice to you of the proposed Transaction, and hereby requests your written consent to assign the Agreement in its entirety to Jabil.

Your signature below will constitute your acknowledgement that as of and following the consummation of the Transaction, the Agreement will be assigned to Jabil in its entirety, and Jabil will be subject to the same obligations and enjoy the same rights that Varian was subject to and enjoyed under the Agreement as of immediately prior to the Transaction. Please (i) countersign this letter where indicated, (ii) fax the signed consent letter to Renee Myers (fax: 480-829-4000), and (iii) return the original, executed letter to Ms Renee Myers at Varian Electronics Manufacturing, 615 South River Drive, Tempe, AZ 85281 as soon as possible, but no later than March 2, 2004.

If you have any questions, please do not hesitate to contact Gene Sparks at Gene.Sparks@varianinc.com or 480-829-4097, or Renee Myers at renee.myers@varianinc.com or 480-968-6790, extension 4447.

Very truly yours,

Varian, Inc.

By:	/s/ Gene Sparks
Name:	Gene Sparks
Title:	Director Business Development

CONSENT AND ACKNOWLEDGEMENT GIVEN:

Masimo Corporation

By:	/s/ G. L. Waite
Name:	Gary Waite
Title:	VP Manufacturing
Date:	03 March 2005

Purchase Agreement

by and between

VARIAN, INC. ELECTRONICS MANUFACTURING

(“VEM”)

and

MASIMO CORPORATION

(“Masimo”)

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is entered into this 26th day of July 2001 by and between Varian, Inc. Electronics Manufacturing, a Delaware corporation having its place of business at 615 South River Drive, Tempe, Arizona 85281 (“VEM”) and Masimo Corporation, having its place of business at 2852 Kelvin Avenue, Irvine, CA 92614 (“Customer”).

Customer has created a market for Customer’s Products and is solely responsible for the sales and marketing of the Products. VEM has developed processes and practices for manufacturing products for many different electronic applications and at Customer’s request desires to manufacture Customer’s Products in accordance with Customer’s specifications. Customer acknowledges that VEM’s expertise is manufacturing and that VEM’s responsibility related to the Customer’s Products is limited to this extent. The parties agree as follows:

1.0 WORK, LICENSE

VEM agrees to use reasonable commercial efforts to perform the work (hereinafter “Work”) pursuant to purchase orders or changes thereto issued by Customer and accepted by VEM. Work shall mean to procure labor, components, materials, equipment and other supplies and to manufacture, assemble, and test printed circuit board products more particularly described on Exhibit 1.0 (hereinafter “Products”) pursuant to detailed written specifications for each such Product which are provided by Customer and accepted by VEM and to deliver such Products. For each Product or revision thereof, written specifications shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and approved vendor list (hereinafter “Specifications”).

VEM is granted by Customer a non-exclusive license during the term of this Agreement to use Customer’s patents, trade secrets and other intellectual property as necessary to perform VEM’s obligations under this Agreement.

2.0 FORECASTS, ORDERS, MATERIAL PROCUREMENT

2.1 Forecast. Customer shall provide VEM, on a monthly basis, a rolling six (6) month Product order forecast.

2.2 Purchase Orders. Customer will issue written purchase orders once per calendar month which specify all Work to be completed within a minimum four (4) month period commencing on the date of the purchase order. Each purchase order shall reference this Agreement and the applicable written Specifications as described in Section 1.0. Purchase orders shall normally be deemed accepted by VEM, provided however that VEM may reject any order that represents a significant deviation from Customer’s most recent rolling Product order forecasts for the same time period. VEM shall notify Customer of rejection of any purchase order within five (5) working days of receipt of such order.

Customer may use its standard purchase order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument used for ordering Work under this Agreement.

2.3 Material Procurement. Customer’s accepted purchase orders will constitute authorization for VEM to procure, using standard purchasing practices, the labor, and the “Inventory” necessary for the manufacture of Products covered by such purchase orders. The Inventory includes components, materials and supplies.

In addition, Customer authorizes VEM to purchase, components, materials, and supplies: (i) with lead times exceeding the period covered by the accepted purchase orders for the Products to the extent necessary for the manufacture of additional Product covered by the Customer’s forecast (“Long Lead Time Components”) and, (ii) purchased in quantities above the required amount for purchase orders to achieve price targets (“Economic Order Inventory”), and (iii) purchased in excess of requirements for purchase orders because of minimum lot sizes available from manufacturers (“Minimum Order Inventory”). Together these are called “Special Inventory”.

The term “lead time” in this Section shall mean the lead time recorded on VEM’s MRP system at the time of procurement of Inventory and Special Inventory or at the time of the cancellation of the purchase order or termination of this Agreement whichever is greater.

VEM may purchase Long Lead-Time Components sufficient to meet all deliveries under the purchase orders and Product forecast in effect at the time the order with the supplier is placed, and may reasonably purchase Minimum Order Inventory even if greater than the amount necessary to meet purchase orders and Product forecast. Economic Order Inventory shall be purchased by VEM only with the prior approval of Customer.

In addition upon Customer’s written request, VEM may from time to time hold Long Lead-Time Components and finished Products in inventory to increase Customer’s sourcing flexibility. The components and quantities of all such inventory and the associated cost will be documented in a separate letter and signed by both VEM and Customer.

Customer will be responsible under the conditions provided elsewhere in this Agreement for all Inventory and Special Inventory purchased by VEM under this Section 2.3.

2.4 Preferred Supplier. Customer shall provide a list of vendors currently approved to provide the materials and components specified in the bill of materials for the Product (the “Approved Vendor List” or “AVL”). VEM shall purchase from vendors on a current AVL the materials and components required to manufacture the Product. Customer shall give VEM every opportunity to be included on AVL’s for materials and components that VEM can supply, and if VEM is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer, VEM shall be included on such AVL’s. If VEM is on an AVL and its prices and quality are competitive with other vendors, Customer will raise no objection to VEM sourcing materials and components from itself. For purposes of this paragraph only, the term “VEM” includes any companies affiliated with VEM.

3.0 SHIPMENTS, SCHEDULE CHANGE, CANCELLATION

3.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Customer’s Specifications, marked for shipment to Customer’s destination specified in the applicable purchase order and delivered to a carrier or forwarding agent. Shipment will be F.O.B. VEM’s facility at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products, will be. paid by Customer.

3.2 Quantity Increases and Shipment Schedule Changes. For any accepted purchase order, Customer may (i) increase the quantity of Products, or (ii) reschedule the quantity of Products and their shipment date as provided in the table below:

Maximum Allowable Variance From Purchase Order Quantities/Shipment Dates

# of days before Shipment Date on Purchase Order	Allowable Quantity Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
0-14	0%	0%	0
15-30	0°/a	0%	0
31-60	20%	20%	30 days
61-90	35%	30%	30 days
91-120	50%	50%	60 days

Any purchase order quantities increased or rescheduled pursuant to this Section may not be subsequently increased or rescheduled without the prior written approval of VEM. Allowable quantity increases are subject to material availability. VEM will use reasonable commercial efforts to meet quantity increases.

All other changes in quantity or shipment date beyond the permitted variances set for above, require VEM’s prior written consent and shall be subject to an inventory carrying charge of 1.5% per month of the cost of finished Product, and Inventory and Special Inventory procured to support the changed quantity.

If there are extra costs to meet a reschedule or increase in excess of the above limits, VEM will inform Customer for its acceptance and approval in advance.

3.3 Cancellation. Customer may not cancel any portion of Product quantity of an accepted purchase order without VEM’s prior written approval, not to be unreasonably withheld. If the parties agree upon a cancellation, Customer will pay VEM for Products, Inventory, and Special Inventory affected by the cancellation as follows: (i) 100% of the current price for all finished Products in VEM’s possession, (ii) 110% of the cost of all Inventory and Special Inventory in VEM’s possession and not returnable to the vendor or usable for other customers, whether in raw form or work in process, less the salvage value thereof, (iii) 110% of the cost of all Inventory and Special Inventory on order and not cancelable, and (iv) any vendor cancellation charges incurred with respect to Inventory and Special Inventory accepted for cancellation or return by the vendor.

The term “cost” as it relates to Inventory and Special Inventory in this subsection shall mean the cost represented on the bill of materials supporting the most current Product price at the time of cancellation or termination.

VEM will use reasonable commercial efforts to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. Customer shall pay amounts due under this section within ten (10) days of receipt of an invoice. VEM will ship the Products, Inventory and Special Inventory paid for by Customer under this section to Customer promptly upon said payment by Customer. In the event Customer does not pay within ten (10) days, VEM will be entitled to dispose of Products, Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. VEM shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within ten (10) days of its receipt of the invoice.

4.0 ENGINEERING CHANGES

Customer may request, in writing, that VEM incorporate engineering changes into the Product. Such request will include a description of the proposed engineering change sufficient to permit VEM to evaluate its feasibility and cost. VEM’s evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the Product. VEM will not be obligated to proceed with the engineering change until the parties have agreed upon the changes to the Product’s Specifications, delivery schedule and Product pricing and upon the implementation costs to be borne by the Customer including, without limitation, the cost of Inventory and Special Inventory on-hand and on-order that becomes obsolete.

5.0 TOOLING, NON-RECURRING EXPENSES, MANUFACTURING SOFTWARE

VEM shall provide tooling that is not Product-specific at its expense. Customer shall pay for or obtain and consign to VEM any Product specific tooling and other reasonably necessary non-recurring expenses, to be set forth in VEM’s quotation. If VEM is to conduct Product testing, Customer will provide VEM with applicable and required board-level and completed unit test software and procedures necessary to perform testing of Products. All software related to manufacture or testing of the Products that Customer provides to VEM is and shall remain the property of Customer. Customer grants VEM a license to copy, modify and use such software required to perform VEM’s obligations under this Agreement. All software developed by Customer that is used or useful in connection with the Products shall remain the property of Customer and VEM shall have no right or license to use, copy, modify or distribute any such software.

6.0 PRODUCT TITLE, INSPECTION AND WARRANTY

6.1 Product Title. The Products delivered by VEM will be inspected as required by Customer within ten (10) days of receipt per Customer’s incoming Acceptance Procedure. If Products are found to be defective in material or workmanship, Customer has the right to reject such Products during said period. Customer may return defective Products. VEM will issue credit for the assembly price plus freight, after obtaining a return material authorization number from VEM to be displayed on the shipping container and completing a failure report. VEM will issue return material authorizations within five (5) days of Customer’s request. Rejected Products will be promptly repaired or replaced, at VEM’s option, and returned. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to VEM for which there is no defect found. If the Product is source inspected by Customer prior to shipment, Customer will inspect goods within five (5) days of its request date.

6.2 Express Limited Warranty. VEM warrants that the Products-will have been manufactured in accordance with Customer’s applicable Specifications and will be free from defects in workmanship for a period of twelve (12) months from the date of shipment. […***…]. This express limited warranty does not apply to (a) materials consigned or supplied by Customer to VEM; (b) defects resulting from Customer’s Specifications or the design of the Products; (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer. With respect to first articles, prototypes, pre-production units, test units or other similar Products, VEM makes no representations or warranties whatsoever. Notwithstanding anything else in this Agreement, VEM assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for costs or expenses incurred by VEM related thereto. Upon any failure of a Product to comply with the above warranty, VEM’s sole obligation, and Customer’s sole remedy, is for VEM, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from VEM to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to VEM for which there is no defect found.

VEM MAKES NO OTHER WARRANTIES ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND VEM SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.0 PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES

7.1 Price and Payment Terms. The price for Products to be manufactured will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by VEM. The initial price shall be as set forth on the Price List attached hereto and incorporated herein. The price for Products may be reviewed periodically by the parties. All

* Confidential Treatment Requested

prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and Customer shall be responsible for all such items. Payment for any Products, services or other costs to be paid by Customer hereunder is due thirty (30) days net from the date of invoice and shall be made in lawful U.S. currency. Customer agrees to pay 1.5% monthly interest on ail late payments. Furthermore, if Customer is late with payments, or VEM has reasonable cause to believe Customer may not be able to pay, VEM may require prepayment or delay shipments or suspend work until assurances of payment satisfactory to VEM are received.

7.2 Credit Terms. VEM will, in good faith, review Customer’s creditworthiness periodically and may provide more favorable terms once it feels it is prudent: to do so. Customer agrees to provide all reasonably necessary financial information required for VEM to make a proper assessment of creditworthiness.

7.3 Additional Costs. Customer is responsible for (a) any expediting charges reasonably necessary because of a change in Customer’s requirements beyond the permitted variances set forth in paragraph 3.2 above, which charges are preapproved, (b) any overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process and caused by: (1) Customer’s change in the Specifications; or (2) Customer’s failure to provide sufficient quantities or a reasonable quality level of materials where applicable to sustain the production schedule. Customer caused delays as a result of Customer-supplied materials will result in a special charge to the Customer of 1.5% of the sales price of the delayed Product for each month, or part thereof delayed.

7.4 Price Changes. The price of Products to Customer may be increased by VEM if (a) the market price of fuels, materials, raw materials, equipment, labor and other production costs increase beyond normal variations in pricing as demonstrated by VEM, and (b) the parties agree to the increase. Price increases agreed to by the parties will be applied to all purchase orders accepted by VEM after the date of such agreement.

7.5 Cost Reductions. VEM agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of components, obtaining alternate sources of materials, redefinition of specifications, and improved assembly or test methods. Upon implementation of such ways that have been initiated by VEM, VEM will receive [...***...]. Customer will receive [...***...] upon implementation of such ways initiated by Customer.

8.0 TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence on the date hereof above and shall continue for one (1) year thereafter until terminated as provided in Section 8.2 or 10.9. After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other prior to the date that is ninety (90) days prior to the end of any term that it does not intend to renew this Agreement.

8.2 Termination. This Agreement may be terminated by either party (a) for any reason upon six (6) months written notice to the other party, or (b) if the other party defaults in

* Confidential Treatment Requested

any payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 10.9. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and as of such date the provisions of Section 3.3 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, EXCEPT THAT if Customer terminates this Agreement on the basis of a breach by VEM, the provisions of Section 3.3 (ii) and (iii) shall be changed to read 100% and the provisions of Section 3.3 (iv) and (v) shall not apply. Notwithstanding termination or expiration of this Agreement, Sections 6.2, 8.0, 9.0, and 10.0 shall survive said termination or expiration.

9.0 LIABILITY, LIMITATION

9.1 Patents, Copyrights, Trade Secrets, Other Proprietary Rights. Customer shall defend, indemnify and hold harmless VEM from all claims, liabilities, costs, damages, judgments and attorney’s fees resulting from or arising out. of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes directly relating to VEM performance of the Work. VEM shall promptly notify Customer in writing of the initiation of any such claims, give Customer an adequate opportunity to defend, including complete control of such defense, and provide reasonable assistance to Customer, at Customer’s expense,, in connection with the defense and settlement of any such claim.

THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9.2 Product Liability. Customer agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, Customer will defend VEM from any claim or action and will hold VEM harmless from any loss, liability, damage or injury, including death, which arises from any alleged defect of any Products. .

9.3 No Other Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE, BUT EXCLUDING LIABILITY ASSERTED ON THE BASE OF BREACH OF CONFIDENTIALITY OBLIGATIONS.

10.0 MISCELLANEOUS

10.1 Confidentiality. The exchange of confidential information of each party shall be governed by the Confidentiality Agreement attached hereto..

10.2 Entire Agreement. This Agreement, including the Confidentiality Agreement attached hereto, constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. Customer shall hold the existence and terms of this Agreement confidential, unless it obtains VEM’s express written consent otherwise. In all respects, this Agreement shall govern, and any other documents relating to the transactions contemplated by this Agreement, including, without limitation, preprinted terms and conditions on Customer’s purchase orders, shall be of no effect. This Agreement will be deemed to have been drafted by both parties.

10.3 Amendments. This Agreement may be amended only by written consent of both parties.

10.4 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.5 Expenses. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees) from the other party.

10.6 Governing Law, Venue. This Agreement shall be governed by and construed under the laws of the State of California, excluding its choice of law principles. The parties consent to the exclusive jurisdiction of the state and Federal courts in Santa Clara County, California.

10.7 Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.

10.8 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, materials unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, including performing the work at a satellite facility, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. During the period of delay or inability to perform, Customer may obtain from other sources, Products that are included on accepted purchase orders, and those Products obtained shall be cancelled from purchase orders issued to VEM with no penalty to Customer. Regardless of the excuse of Force Majeure, if such party is not able to perform within thirty (30) days after such event, the other party may terminate the Agreement.

10.9 Notices. All notices required or permitted under this Agreement ill be in writing and will be deemed received (i) when delivered personally; (ii) when sent by confirmed facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to his section.

ACCEPTED AND AGREED TO:

CUSTOMER:		VARIAN, INC. ELECTRONICS MANUFACTURING

/s/ G. L. Waite		/s/ Wilson Rudd
By:	Gary Waite	By:	Wilson Rudd
Title:	Vice President, Manufacturing	Title:	Vice President